Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229
October 26, 2017

CFO Commentary on Third Quarter and Year-to-Date 2017 Financial Results
and Updated 2017 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm.

Conference Call
The company will host a conference call on Thursday, October 26, 2017 at 5:00 p.m. ET to review third quarter and year-to-date 2017 financial results, as well as its updated 2017 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company's website http://investor.columbia.com.

Third Quarter Summary
Net sales increased $1.7 million, or less than 1 percent, to $747.4 million.

Gross margin expanded 30 basis points to 46.7 percent.

Selling, general & administrative (SG&A) expenses increased $5.9 million, or 3 percent, including approximately $3.3 million of program expenses and discrete costs related to the company's "Project CONNECT" operating model assessment, resulting in approximately 70 basis points of SG&A expense deleverage.

Operating income totaled $122.9 million, or 16.4 percent of net sales.

Net income increased 5 percent to $87.7 million, or $1.25 per diluted share, including program expenses and discrete costs of approximately $2.1 million net of tax, or $0.03 per diluted share, related to Project CONNECT.

The board of directors authorized a 6 percent increase in the company's regular quarterly dividend to $0.19 per share.

Year-to-Date Summary
Net sales increased $30.5 million, or 2 percent, to a record $1,690.1 million.

Gross margin of 46.7 percent expanded 10 basis points.

SG&A expenses increased $21.0 million, or 3 percent, including approximately $8.6 million of program expenses and discrete costs related to Project CONNECT, resulting in approximately 60 basis points of SG&A expense deleverage.

Operating income declined $2.5 million, or 2 percent, to $153.6 million, representing operating margin of 9.1 percent.

Net income increased 5 percent to $112.2 million, or $1.59 per diluted share, including program expenses and discrete costs of approximately $5.4 million net of tax, or $0.08 per diluted share, related to Project CONNECT.

Updated FY2017 Financial Outlook Summary
Compared with the company's previous 2017 financial outlook provided on July 27, the following updated full year 2017 financial outlook now includes program expenses and discrete costs related to Project CONNECT of approximately $15.0 million ($9.5 million net of tax, or $0.14 per diluted share). Approximately $8.6 million ($5.4 million net of tax, or $0.08 per diluted share) has been incurred through the first nine months of 2017.

Our updated full year 2017 financial outlook anticipates:

•	Net sales growth of approximately 3 percent compared with 2016 net sales of $2.38 billion, including less than 1 percentage point positive effect from changes in currency exchange rates;

•
Operating income of between approximately $243 million and $252 million, representing operating margin of approximately 10.3 percent, including program expenses and discrete costs of approximately $15.0 million related to Project CONNECT, of which $8.6 million has been incurred through the first nine months of 2017;

•	An effective income tax rate of approximately 23.0 percent; and

•
Net income between approximately $183 million and $190 million, or $2.60 to $2.70 per diluted share, including program expenses and discrete costs of approximately $9.5 million net of tax, or $0.14 per diluted share, related to Project CONNECT, of which $5.4 million net of tax, or $0.08 per diluted share, has been incurred through the first nine months of 2017.

The Updated Full Year 2017 Financial Outlook section beginning on page 4 below contains a more detailed discussion of the factors contributing to this outlook.

Third Quarter Financial Results
(All comparisons are between third quarter 2017 and third quarter 2016, unless otherwise noted.)

Net Sales
Consolidated net sales increased $1.7 million, or less than 1 percent, to $747.4 million.

Regions

•
U.S. net sales decreased $28.8 million, or 6 percent, to $456.0 million. The decrease in U.S. net sales reflected a low-double-digit percentage decrease in wholesale net sales resulting primarily from the combined effects of a shift in the requested delivery dates of reduced Fall 2017 advance wholesale orders, and the effects of sales to U.S. wholesale customers that have undergone bankruptcies, liquidations and store closures. That decline was partially offset by a low-double-digit percentage increase in direct-to-consumer (DTC) net sales, consisting of growth in our brick & mortar and ecommerce platforms. During the third quarter of 2017, the company operated 127 U.S. retail stores and 4 branded ecommerce sites, compared with 115 stores and 5 branded ecommerce sites in the third quarter of 2016.

•
Net sales in the Latin America/Asia Pacific (LAAP) region increased $10.3 million, or 9 percent (11 percent constant-currency), to $123.0 million, consisting of a low-30 percent increase in net sales to LAAP distributors due to a shift in the timing of shipments of increased Fall 2017 advance wholesale orders, a high-single-digit percentage net sales increase in China, and a mid-teen percentage net sales increase in Korea driven by the opening of additional wholesale accounts, partially offset by a continued decline in Korea's DTC net sales. These increases were partially offset by a low-single-digit percentage net sales decrease in Japan (mid-single-digit percentage increase constant-currency).

•
Net sales in the Europe/Middle East/Africa (EMEA) region increased $14.5 million, or 20 percent (15 percent constant-currency), to $87.5 million, reflecting low-20 percent growth in our European wholesale and direct-to-consumer businesses (high-teen percentage constant-currency), and a low-double-digit percentage increase in net sales to EMEA distributors, primarily reflecting shipment of our Russian distributor's increased Fall 2017 advance wholesale orders.

•	Net sales in Canada increased 8 percent (4 percent constant-currency) to $80.9 million, reflecting a shift in the timing of shipments of increased Fall 2017 advance wholesale orders.

Brands

•
Columbia brand net sales increased $11.0 million, or 2 percent, to $598.3 million, including increased net sales in the U.S. DTC business and in the EMEA and LAAP regions, partially offset by lower U.S. wholesale net sales.

•
SOREL brand net sales decreased $5.9 million, or 7 percent (8 percent constant-currency), to $81.7 million, due to a shift in the timing of shipments of slightly lower Fall 2017 advance wholesale orders in the U.S.

•	prAna brand net sales of $36.8 million decreased $1.3 million, or 3 percent, primarily due to reduced U.S. wholesale net sales.

•	Mountain Hardwear brand net sales decreased $1.1 million, or 4 percent, to $29.4 million, due primarily to lower net sales in the U.S.

Product Categories

•	Global Apparel, Accessories and Equipment net sales increased 1 percent, to $580.0 million, primarily driven by increased Columbia brand net sales.

•	Global Footwear net sales decreased 2 percent (3 percent constant-currency), to $167.4 million, due to lower SOREL brand net sales, partially offset by increased Columbia brand net sales.

Gross Margin
Gross margin expanded 30 basis points to 46.7 percent of net sales, reflecting:

•	a favorable sourcing environment for Fall 2017 production; and

•	favorable foreign currency hedge rates in Japan, Canada and Europe;
partially offset by:

•	a higher proportion of net sales to international distributors, which generally carry lower gross margins.

Selling, General and Administrative (SG&A) Expense
SG&A expense increased $5.9 million, or 3 percent, to $230.4 million, or 30.8 percent of net sales, representing approximately 70 basis points of SG&A expense deleverage. The increased SG&A expense included:

•	increased costs to support the company's expanding global DTC businesses; and

•	program expenses and discrete costs related to Project CONNECT;
partially offset by:

•	a shift in the timing of demand-creation spending from the third quarter into the fourth quarter of 2017.

Operating Income
Operating income totaled $122.9 million, or 16.4 percent of net sales, including project expenses and discrete costs of approximately $3.3 million related to Project CONNECT, compared with third quarter 2016 operating income of $123.6 million, or 16.6 percent of net sales.

Income Tax Expense
The effective tax rate for the third quarter was 26.4 percent, compared to a 29.7 percent rate in the third quarter of 2016, reflecting a favorable shift in the geographic mix of taxable income.

Net Income
Net income increased 5 percent to $87.7 million, or $1.25 per diluted share, including project expenses and discrete costs of approximately $2.1 million net of tax, or $0.03 per diluted share, related to Project CONNECT, compared with net income of $83.6 million, or $1.18 per diluted share, in the third quarter of 2016.

Balance Sheet
At September 30, 2017, cash and short-term investments totaled $430.3 million, compared to $219.7 million at September 30, 2016. At September 30, 2017, approximately 68 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories of $558.6 million at September 30, 2017 decreased $29.5 million, or 5 percent, compared to September 30, 2016, primarily driven by a planned shift in the timing of Fall 2017 inventory production and receipts to align inventory purchases more closely with shipment of our Fall 2017 advance wholesale orders. We expect inventory levels at the end of the year to be consistent with anticipated full year net sales growth.

Year-to-Date Cash Flow, Share Repurchases and Dividends
Net cash used by operations in the first nine months of 2017 was $12.4 million, compared to net cash used by operations of $85.2 million in the comparable 2016 period. The decrease was primarily driven by changes in inventory and accounts payable balances, reflecting later receipt of Fall 2017 inventory.

Capital expenditures in the first nine months of 2017 totaled $41.8 million, compared to $35.6 million in the comparable 2016 period.

During the first nine months of 2017, the company repurchased 665,095 shares of common stock at an aggregate purchase price of $35.5 million. No repurchases were made during the third quarter. At September 30, 2017, approximately $137.9 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

The company paid cash dividends of $37.6 million during the first nine months of 2017.

Regular Quarterly Cash Dividend
At its regular board meeting on October 20, 2017 the board of directors authorized a 6 percent increase in the company's regular quarterly cash dividend to $0.19 per share, payable on November 30, 2017 to shareholders of record on November 16, 2017.

Updated Full Year 2017 Financial Outlook
Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC channels, particularly during the fourth quarter. Projections are predicated on normal seasonal weather globally.

In addition, bankruptcies, liquidations, store closures, and consolidation among U.S. wholesale customers create increased uncertainty in our ability to predict near-term net sales and profitability. We are also facing macroeconomic, competitive and geopolitical uncertainty in several major markets, making it more difficult to forecast our net sales and profitability. Our full year 2017 financial outlook assumes that current macro and market conditions in key markets do not worsen for the balance of the year.

Compared with the company's previous full year 2017 financial outlook provided on July 27, the following updated full year 2017 financial outlook now includes program expenses and discrete costs of approximately $15.0 million ($9.5 million net of tax, or $0.14 per diluted share) related to Project CONNECT, of which approximately $8.6 million ($5.4 million net of tax, or $0.08 per diluted share) has been incurred through the first nine months of 2017.

Taking the above factors into consideration, our current fiscal year 2017 outlook anticipates:

•
Net sales growth of approximately 3 percent compared to 2016, including less than 1 percentage point positive effect from changes in foreign currency exchange rates, with contributions from three of our four brands and all four of our geographic regions:

•
low-single-digit percentage net sales growth from the Columbia brand, high-single-digit percentage net sales growth from the SOREL brand, and low-single-digit percentage net sales growth from the prAna brand, partially offset by a low-single-digit percentage decline in Mountain Hardwear brand net sales.

•	low-single-digit percentage net sales growth in the U.S. business, consisting of low-double-digit percentage growth in DTC net sales and a mid-single-digit percentage decline in wholesale net sales.

•
low-teen percentage net sales growth in the EMEA region (low-double-digit percentage constant-currency), with the European wholesale and direct-to-consumer business contributing high teen percentage growth (mid-teen percentage constant-currency) and the EMEA distributor business contributing mid-single-digit percentage growth.

•
low-single-digit percentage net sales growth in the LAAP region, consisting of low-20 percent growth in net sales to LAAP distributors, low-single-digit percentage net sales growth in China (mid-single-digit percentage constant-currency), and net sales in Japan comparable to 2016 (low-single-digit percentage growth constant-currency), partially offset by a mid-single-digit percentage net sales decline in Korea (mid-single-digit percentage constant-currency).

•	mid-single-digit percentage net sales growth in Canada (low-single-digit percentage constant-currency).

•	Gross margin expansion of approximately 20 basis points compared with gross margin of 46.7 percent in 2016, reflecting:

•	a favorable sourcing cost environment;

•	favorable channel mix with a greater proportion of DTC net sales; and

•	favorable foreign currency hedge rates in Japan, Canada and Europe.

•
SG&A expense growth of approximately 5.4 percent compared with 2016, resulting in an SG&A expense ratio of 37.2 percent, representing approximately 80 basis points of deleverage compared with our SG&A expense ratio of 36.4 percent in 2016. The anticipated increase in SG&A expense includes:

•	increased expenses to support continued expansion of the company's global DTC businesses;

•	program expenses and discrete costs related to Project CONNECT;

•	increased personnel expenses; and

•	increased demand creation expenses;
partially offset by:

•	continued cost containment measures.

•	Licensing income of approximately $13.0 million.

•
Operating income of between approximately $243 million and $252 million, representing operating margin of approximately 10.3 percent, including program expenses and discrete costs of approximately $15.0 million related to Project CONNECT, of which approximately $8.6 million has been incurred through the first nine months of 2017.

•
Non-operating income of approximately $4.0 million reflecting increased interest income on the company's cash balances and lower interest expense due to the repayment of the China joint venture's note payable during the second quarter of 2017.

•
An estimated full-year effective income tax rate of approximately 23.0 percent. The actual rate could differ based on the geographic mix of pre-tax income and the impact of discrete events that may occur during the year.

•
Net income between approximately $183 million and $190 million, or $2.60 to $2.70 per diluted share, including program expenses and discrete costs of approximately $9.5 million net of tax, or $0.14 per diluted share, related to Project CONNECT, of which approximately $5.4 million, or $0.08 per diluted share, has been incurred through the first nine months of 2017.

•
The above full year financial outlook contemplates mid-single-digit percent net sales growth in the fourth quarter, and operating margin deleverage of approximately 100 basis points, reflecting program expenses and discrete costs associated with Project CONNECT of approximately $6.4 million and a shift in the timing of demand-creation spending from the third quarter into the fourth quarter. Project CONNECT anticipated costs for the fourth quarter are uncertain given the ongoing nature of the project, and pending decisions that could impact financial results.

•	Capital expenditures of approximately $60 million, comprising investments in DTC business expansion, information technology and project-based and maintenance capital.

•	Full year free cash flow totaling approximately $175 million to $200 million.

Commencement of Global Retail Platform Initiative and Update on Ongoing Global ERP Implementation
During the second quarter of 2017, we commenced an initiative to invest in a global retail platform ("GRP"), which encompasses the IT systems infrastructure to support the growth and expansion of our direct-to-consumer businesses. The objective of this initiative is to deliver an improved consumer experience, and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers. This GRP initiative is currently in the early design phase, targeting regional implementations beginning in the first half of 2019.

In addition, we are continuing to invest in our multi-year global enterprise resource planning ("ERP") implementation, which has been executed in the majority of our operations to date. We plan to transition our European wholesale and direct-to-consumer business onto the system in mid-2018.

Project CONNECT
As part of the company's commitment to relentless improvement, the senior management team undertook a thorough assessment of the company's operating model to ensure that the business is aligned and organized to successfully execute the company's strategic plan. We completed the operational assessment phase earlier this year, which resulted in modifications to the company's operating model and executive organization structure to align with our strategies in being a brand-led and consumer focused organization. During the third quarter, additional analysis was conducted to begin implementing operational improvements throughout the business, which are intended to streamline and improve the effectiveness of certain processes leading to sales growth, gross margin enhancement and SG&A expense efficiency. As these improvements are realized over the next 2 to 3 years and with the goal of continuing to drive sustainable and profitable growth, we intend to reallocate resources to strategic priorities, including incremental demand creation spending and other investments to drive growth across our distribution channels. The company anticipates providing updates as the project progresses.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Net Sales Growth - Constant-currency Basis" tables included in the earnings release announcing third quarter financial results located on the investor relations section of the company's website at http://investor.columbia.com/results.cfm.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Fourth Quarter 2017 Reporting Schedule
Columbia Sportswear Company plans to report fourth quarter 2017 financial results on Thursday, February 8, 2018 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm.
A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, licensing income, operating income, operating margins, non-operating income, net income, earnings per share, income tax rates, inventory levels, SG&A expenses, including projected increases and decreases in specific components of SG&A expense, the performance of our global direct-to-consumer and wholesale businesses, projected growth or decline in specific geographies, countries and brands, capital expenditures, changes in foreign currency exchange and hedge rates, changes in sourcing costs, free cash flow, the implementation of our GRP and ERP initiatives, and the completion, results and execution of Project CONNECT. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in our direct-to-consumer channels; our ability to implement our growth strategies; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
End
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